Exhibit 99.1

        POWER MEDICAL INTERVENTIONS COMPLETES FIRST CLOSE OF SERIES C
                           FINANCING OF $14.5 MILLION

    PALO ALTO, Calif., Oct. 17 /PRNewswire-FirstCall/ -- Hercules Technology Growth Capital, Inc. (Nasdaq: HTGC), a leading debt and equity growth capital provider to technology and life science companies, today announced that Power Medical Interventions completed its first close of its Series C financing of $14.5 million on Oct. 5, 2005. Hercules had previously invested $4.0 million in the privately held medical device company on May 13, 2005. Proceeds from the financing will be used to help Power Medical design, develop and market new computerized and reusable devices and methods for delivering staples during surgery.

    (Logo:  http://www.newscom.com/cgi-bin/prnh/20050609/SFTH149LOGO )

    "By using advanced computer and robotics technology, Power Medical has created tools with numerous benefits for physicians, patients, hospitals and insurance providers. The company's devices make it possible to improve patient outcomes while reducing healthcare costs," said Parag Shah, managing director of Hercules' Life Sciences Group. "We are happy to be able to assist the company as it develops and markets these revolutionary medical solutions."

    Developments in materials, advancements in microprocessor miniaturization and the ability to deliver more energy and power through creative engineering have enabled PMI to continue to revolutionize the design of automated wound-closure products, such as its SurgASSIST(TM) System, and to lead the industry into a new era of Digital and Wireless Medical Technology(TM).

    About Hercules Technology Growth Capital:
    Founded in December 2003, Hercules Technology Growth Capital, Inc. is a NASDAQ traded specialty finance company providing debt and equity growth capital to technology and life science companies at all stages of development. The company primarily finances privately held companies backed by leading venture capital and private equity firms and also may finance certain publicly traded companies. Hercules focuses its investments in companies active in technology and technology related industries such as computer software and hardware, networking systems, semiconductors, semiconductor capital equipment, information technology infrastructure, Internet consumer and business services, telecommunications, and life sciences. The company's investments are originated through its principal office located in the Silicon Valley, as well as additional offices in the Boston, Boulder and Chicago areas. Providing capital to privately held companies backed by leading venture capital and private equity firms involves a certain degree of credit risk and may result in potential losses.

    For more information, please visit http://www.herculestech.com. Companies interested in learning more about financing opportunities should contact info@herculestech.com or call 650-289-3060.

    About Power Medical Interventions:
    Power Medical Interventions (PMI) is a medical device company headquartered in Langhorne, Pennsylvania. Founded in 2000, PMI was formed for the purpose of designing, developing, and marketing new computerized and reusable devices and methods for delivering staples during surgery-a concept that has now taken form in the revolutionary SurgASSIST System, the world's first computer-mediated transection and anastomosis device. http://www.algorx.com/news/newsrelease/newsrelease.htm

CONTACT: Hercules Technology Growth Capital, Inc., +1-650-289-3060, info@herculestech.com, or Deborah Stapleton, 650-470-0200, deb@stapleton.com/
Photo:  http://www.newscom.com/cgi-bin/prnh/20050609/SFTH149LOGO